Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Third Quarter Earnings

Syracuse, NY, October 29, 2012—Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today net income for the quarter ended September 30, 2012 of $2.3 million or $0.48 per diluted common share, compared with $3.7 million or $0.77 per diluted common share in the year-ago quarter and $2.9 million or $0.61 per diluted common share in the second quarter of 2012. Securities gains in the third quarter of 2011, when netted against a fixed asset write-down, totaled $472,000 after tax or $0.10 per share. Third quarter results for 2012 included costs associated with the recently announced acquisition of the Company by NBT Bancorp Inc. (“NBT”) of $598,000 after tax or $0.13 per share.

Net income for the nine months ended September 30, 2012 was $7.8 million or $1.64 per diluted share, compared with $10.5 million or $2.20 per diluted share in the first nine months of 2011.

On October 8, NBT and Alliance announced that they entered into a definitive agreement under which Alliance will merge with and into NBT. The merger is valued at approximately $233.4 million and is expected to close in early 2013 subject to customary closing conditions, including receipt of regulatory approvals and approvals by NBT and Alliance stockholders. Under the terms of the merger agreement, each outstanding share of Alliance common stock will be converted into the right to receive 2.1779 shares of NBT common stock upon completion of the merger. The transaction is valued at $48.00 per Alliance share based on NBT’s average closing stock price of $22.04 for the five-day trading period ending on October 5, 2012.

Jack H. Webb, President and CEO of Alliance said, “Throughout the first nine months of this year, our core business units have effectively executed our organic growth strategy resulting in increased originations in all of our business lines in 2012.”

Net interest income decreased $1.0 million and $3.5 million in the three and nine month periods ended September 30, 2012, respectively, compared with the year-ago periods due to the continuing pressure on our net interest margin caused by the exceptionally low interest rate environment, which was partially mitigated by strong loan growth.

Balance Sheet Highlights

Total assets were $1.4 billion at September 30, 2012, which was an increase of $23.2 million from June 30, 2012. Total loans and leases (net of unearned income) increased $7.9 million from the previous quarter to $906.4 million at September 30, 2012.

Loan origination volumes in the third quarter increased $27.0 million, or 45%, to $86.5 million, compared with $59.5 million in the year-ago quarter on increased demand in each of our commercial, residential mortgage and indirect lending businesses.

Commercial loans and mortgages decreased $8.6 million in the third quarter and totaled $274.5 million at September 30, 2012, as a $4.9 million decrease in existing lines of credit offset a solid quarter of new loan production. Originations of commercial loans and mortgages in the third quarter (excluding lines of credit) totaled $12.5 million, compared with $10.3 million in the year-ago quarter.

Residential mortgages outstanding increased $6.6 million in the third quarter to $327.5 million. Originations of residential mortgages totaled $38.9 million in the third quarter of 2012, compared with $30.5 million in the year-ago quarter. Alliance retained in portfolio approximately $17.7 million of the third quarter originations that were bi-weekly payment mortgages or monthly payment mortgages with maturities of 15 years or less.

Indirect auto loan balances were $199.4 million at the end of the third quarter, which was an increase of $10.7 million from the end of the second quarter of 2012. Alliance originated $33.7 million of indirect auto loans in the third quarter, compared with $17.9 million in the year-ago quarter. The increase in originations this year is attributable to a change in the Company’s rate structure designed to increase its market share without lowering its underwriting standards, along with the implementation of an electronic application system. Alliance originates auto loans through a network of reputable, well established automobile dealers located in central and western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

The Company’s investment securities portfolio totaled $343.2 million at September 30, 2012 which was unchanged from June 30, 2012. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at September 30, 2012 was 77.1% government-sponsored entity-guaranteed mortgage-backed securities, 21.5% municipal securities and 0.4% obligations of U.S. government-sponsored corporations. Mortgage-backed securities, which totaled $264.6 million at September 30, 2012, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the U.S. government. The Company’s municipal securities portfolio, which totaled $74.0 million at the end of the third quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State. Net unrealized gains on our securities portfolio totaled $12.4 million at the end of the third quarter.

Deposits increased $19.8 million in the third quarter, and were $1.1 billion at September 30, 2012. Low-cost transaction accounts comprised 77.1% of total deposits at the end of the third quarter, compared with 75.7% at June 30, 2012. Alliance’s liability mix remained favorably weighted towards transaction accounts in the third quarter as retail and municipal depositors continue to prefer transaction accounts over time accounts in the low interest rate environment, and also because of the buildup of cash on commercial customers’ balance sheets.

Shareholders’ equity was $148.4 million at September 30, 2012, compared with $146.8 million at the end of the second quarter. Net income for the quarter increased shareholders’ equity by $2.3 million and was partially offset by common stock dividends declared of $1.5 million or $0.32 per common share.

The Company’s Tier 1 leverage ratio was 9.43% and its total risk-based capital ratio was 15.79% at the end of the third quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 7.85% at September 30, 2012.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) totaled $10.1 million at September 30, 2012, compared with $12.6 million at June 30, 2012 and $17.0 million at December 31, 2011. The largest decline in delinquent loans in the third quarter occurred in loans delinquent 90 days or more or on non-accrual status, which declined $2.6 million or 38.4%.

Non-performing assets were $5.1 million or 0.35% of total assets at September 30, 2012, compared with $6.7 million or 0.47% of total assets at June 30, 2012 and $11.7 million or 0.83% of total assets at December 31, 2011. The decline in non-performing assets in the third quarter resulted primarily from non-accrual loans returning to accrual status as a result of satisfactory payment performance, charge-offs and pay-offs of non-performing loans. Included in non-performing assets at the end of the third quarter are non-performing loans and leases totaling $4.1 million, compared with $6.7 million at June 30, 2012 and $11.3 million at December 31, 2011.

Conventional residential mortgages comprised $2.3 million (37 loans) or 56.1% of non-performing loans and leases, and commercial loans and mortgages totaled $1.1 million (17 loans) or 26.4% of non-performing loans and leases at the end of the third quarter.

Net charge-offs were $409,000 and $2.0 million in the three and nine months ended September 30, 2012, respectively, compared with $139,000 and $499,000 in the year-ago periods. Charge-offs for the third quarter included a $365,000 write down of a $1.3 million commercial relationship to the real estate collateral’s estimated fair value, which was foreclosed on and transferred to other real estate owned in the third quarter. This commercial relationship was placed on non-performing status in the third quarter of 2011, with a total outstanding balance at that time of $3.6 million. As was previously disclosed in the Company’s 2011 Form 10-K and quarterly reports on Form 10-Q, the Company recorded write-downs on this relationship totaling $2.3 million between the fourth quarter of 2011 and the second quarter of 2012. Net charge-offs annualized equaled 0.18% and 0.30%, respectively, of average loans and leases during the three months and nine months ended September 30, 2012, compared with 0.06% and 0.08% in the year-ago periods, respectively. Gross charge-offs were $621,000 and recoveries were $212,000 in the third quarter of 2012.

No provision for credit losses was recorded in the third quarter compared to a negative provision expense of $300,000 in the second quarter, and provision expense of $750,000 in the year-ago quarter. Alliance assesses a number of quantitative and qualitative factors at the individual portfolio level in determining the adequacy of the allowance for credit losses and the required provision expense each quarter. In addition, Alliance analyzes certain broader, non-portfolio specific factors in assessing the adequacy of the allowance for credit losses, such as the allowance as a percentage of total loans and leases, the allowance as a percentage of non-performing loans and leases and the provision expense as a percentage of net charge-offs. In doing so, a portion of the allowance has been considered “unallocated”, which means it is not based on either quantitative or qualitative factors, but on the broader, non-portfolio specific factors mentioned above. At September 30, 2012, $698,000 or 8.2% of the allowance for credit losses was considered to be “unallocated,” compared to $991,000 or 9% at December 31, 2011. Consistent with the improvement in the Company’s asset quality metrics and net charge-off levels in recent quarters (excluding the charge-offs related to the $3.6 million commercial relationship discussed above), the relative level of unallocated allowance to the total allowance has trended downward each quarter in 2012. Absent any material deterioration in credit quality or material growth in the loan and lease portfolio, some portion of this “unallocated” allowance may be reduced by future probable credit losses, which would have the effect of lowering the amount of provision expense relative to net charge-offs compared with past quarters, which was the case in the third quarter of 2012.

The provision for credit losses as a percentage of net charge-offs was 0% in the third quarter compared with 540% in the year-ago quarter. The provision for credit losses as a percentage of net charge-offs was not meaningful in the second quarter of 2012 due to the negative provision that was recorded in that quarter. The high level of provision as a percentage of net charge-offs in the third quarter of 2011 resulted primarily from the establishment of an impairment allowance on the $3.6 million commercial relationship previously discussed.

The allowance for credit losses was $8.5 million at September 30, 2012, compared with $8.9 million at June 30, 2012 and $10.8 million at December 31, 2011. The ratio of the allowance for credit losses to total loans and leases was 0.94% at September 30, 2012, compared with 0.99% at June 30, 2012 and 1.24% at December 31, 2011. The ratio of the allowance for credit losses to non-performing loans and leases was 207% at September 30, 2012, compared with 134% at June 30, 2012 and 96% at December 31, 2011.

Net Interest Income

Net interest income totaled $10.0 million in the three months ended September 30, 2012, compared with $11.0 million in the year-ago quarter, and $10.0 million in the second quarter of 2012. The tax-equivalent net interest margin decreased 25 basis points in the third quarter compared with the year-ago quarter due to the effect of persistently low interest rates on the Company’s interest-earning assets. The net interest margin decreased 3 basis points from the second to the third quarter of 2012 with most of the decrease attributable to the net effect of interest income recognition on non-accrual loans.

The net interest margin on a tax-equivalent basis was 3.23% in the third quarter of 2012, compared with 3.48% in the year-ago quarter and 3.26% in the second quarter of 2012. The decrease in the net interest margin compared with the third quarter of 2011 was the result of a decrease in the tax-equivalent earning asset yield of 55 basis points in the third quarter compared with the year-ago quarter, which was partially offset by a decrease in the cost of interest-bearing liabilities of 33 basis points over the same period. On a linked-quarter basis, the decline in our earning-assets yield was 9 basis points in the third quarter, which was offset by a 6 basis point drop in the cost of our interest-bearing liabilities.

Average interest-earning assets were $1.3 billion in the third quarter, which was a decrease of 2.6% from the year-ago quarter and equaled the second quarter of 2012. Most of the decline from the year-ago quarter occurred in our securities portfolio, with the average balance down 24% due to our decision to temporarily shrink the portfolio in the second half of 2011 due to the very low yields available on the types of securities in which we invest. Average loans and leases increased $25.2 million or 2.9% in the third quarter compared with the year-ago quarter as growth in our average commercial loan and consumer loan portfolios offset lower average lease balances. Total average loans and leases were 69.8% of total interest-earning assets in the third quarter of 2012, compared with 66.1% in the year-ago quarter and 68.4% in the second quarter of 2012.

Net interest income for the nine months ended September 30, 2012 totaled $29.8 million, which was down $3.5 million or 10.5% compared with the year-ago period. The tax equivalent net interest margin was 3.24% for the nine months ended September 30, 2012, compared with 3.49% for the first nine months of 2011. The tax-equivalent earning asset yield decreased 49 basis points in the first nine months of 2012 compared with the year-ago period, which was partially offset by a decrease of 26 basis points in the cost of interest-bearing liabilities over the same period.

Average interest-earning assets were $1.3 billion in the first nine months of 2012, which was a decrease of 3.5% from the first nine months of 2011. The changes in the average balances of securities and loans for the first nine months of 2012 compared with the year-ago period were similar to that as discussed above for the third quarter. Total average loans and leases were 68.4% of total interest-earning assets in the first nine months of 2012, compared with 65.8% in the year-ago period.

Net interest margin is expected to remain under pressure in coming quarters as the persistently low interest rate environment continues to negatively affect the return on loan and investment portfolios, while the ability to further reduce funding costs is limited.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.6 million in the third quarter of 2012, compared with $5.9 million in the third quarter of 2011 and $4.5 million in the second quarter of 2012. The Company did not sell securities in the third quarter of 2012 and therefore gains on sales of investment securities decreased $1.3 million compared with the third quarter of 2011. Gains on the sale of loans were $263,000 higher than the third quarter of 2011 due to higher volumes of mortgages originated and sold in 2012.

Non-interest income totaled $13.6 million in the first nine months of 2012, compared with $14.9 million for the same period in the prior year. The $1.4 million decrease from the prior year period resulted from the decrease in gains on sales of securities and other non-interest income partly offset by a $593,000 increase in gains on the sale of loans.

Non-interest income (excluding gains on securities sales) accounted for 31.5% of total revenue in the third quarter of 2012, compared with 29.5% in the year-ago quarter. Non-interest income (excluding gains on securities sales) accounted for 31.3% of total revenue in the first nine months of 2012, compared with 29.0% in the year-ago period.

Non-interest expenses were $11.7 million in the quarter ended September 30, 2012, compared with $11.1 million in the year-ago quarter and $11.0 million in the second quarter of 2012. Merger related costs (pre-tax) of $991,000 were accrued in the third quarter and are included in professional fees. Other operating expenses in the third quarter of 2011 included a $555,000 write-down of a vacant bank-owned building to its estimated fair value. Non-interest expenses were $33.6 million in the nine months ended September 30, 2012, compared with $32.9 million in the first nine months of 2011.

The Company’s efficiency ratio was 80.6% in the third quarter of 2012, compared with 71.5% in the year-ago quarter. The Company’s efficiency ratio was 77.5% in the nine months ended September 30, 2012, compared with 70.2% in the year-ago period. Excluding the merger related costs, the efficiency ratio was 73.8% and 75.2%, respectively, for the three and nine month period ending September 30, 2012. Excluding the fixed asset write-down, the efficiency ratio was 67.9% and 69.1%, respectively, for the three and nine month period ending September 30, 2011.

The Company’s effective tax rate was 19.1% and 22.1% for the three and nine months ended September 30, 2012, respectively, compared with 27.1% and 26.3% in the year-ago periods, respectively. The decrease in our effective tax rate from 2011 was due to a higher level of tax-exempt income as a percentage to total taxable income.

About Alliance Financial Corporation

Alliance Financial Corporation is a financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO
(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$9,727	$10,448	$29,270	$31,731
Federal funds sold and interest bearing deposits	28	—	103	5
Securities	2,224	3,613	7,286	11,081

Total interest income	11,979	14,061	36,659	42,817

Interest expense:
Deposits:
Savings accounts	30	54	85	166
Money market accounts	249	377	779	1,271
Time accounts	812	1,404	2,843	4,337
NOW accounts	30	49	96	179

Total	1,121	1,884	3,803	5,953

Borrowings:
Repurchase agreements	210	206	622	619
FHLB advances	524	816	1,920	2,486
Junior subordinated obligations	170	158	514	473

Total interest expense	2,025	3,064	6,859	9,531

Net interest income	9,954	10,997	29,800	33,286
Provision for credit losses	—	750	(300)	1,110

Net interest income after provision for credit losses	9,954	10,247	30,100	32,176

Non-interest income:
Investment management income	1,831	1,948	5,636	5,850
Service charges on deposit accounts	1,074	1,194	3,167	3,299
Card-related fees	688	687	2,059	2,039
Income from bank-owned life insurance	250	258	742	769
Gain on the sale of loans	508	245	1,214	621
Gain on the sale of securities	—	1,325	—	1,325
Other non-interest income	233	262	767	1,037

Total non-interest income	4,584	5,919	13,585	14,940

Non-interest expense:
Salaries and employee benefits	5,761	5,573	17,103	16,407
Occupancy and equipment expense	1,770	1,833	5,365	5,479
Communication expense	153	124	469	448
Office supplies and postage expense	298	283	905	868
Marketing expense	152	193	651	673
Amortization of intangible asset	222	241	665	722
Professional fees	1,615	736	3,220	2,420
FDIC insurance premium	216	49	642	844
Other operating expense	1,526	2,107	4,598	5,080

Total non-interest expense	11,713	11,139	33,618	32,941

Income before income tax expense	2,825	5,027	10,067	14,175
Income tax expense	540	1,360	2,224	3,723

Net income	$2,285	$3,667	$7,843	$10,452

Share and Per Share Data
Basic average common shares outstanding	4,702,294	4,667,355	4,700,624	4,664,070
Diluted average common shares outstanding	4,702,294	4,673,908	4,700,624	4,671,688
Basic earnings per common share	$0.48	$0.77	$1.64	$2.20
Diluted earnings per common share	$0.48	$0.77	$1.64	$2.20
Cash dividends declared	$0.32	$0.31	$0.94	$0.91

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	September 30, 2012	December 31, 2011
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$88,703	$52,802
Securities available-for-sale	343,211	374,306
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	7,983	8,478
Loans and leases held for sale	359	1,217
Total loans and leases, net of unearned income	906,383	872,721
Less allowance for credit losses	(8,483)	(10,769)

Net loans and leases	897,900	861,952

Premises and equipment, net	16,879	17,541
Accrued interest receivable	4,134	3,960
Bank-owned life insurance	30,172	29,430
Goodwill	30,844	30,844
Intangible assets, net	7,029	7,694
Other assets	18,826	20,866

Total assets	$1,446,040	$1,409,090

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$212,437	$185,736
Interest bearing	913,966	897,329

Total deposits	1,126,403	1,083,065

Borrowings	127,134	136,310
Accrued interest payable	723	1,578
Other liabilities	17,628	18,366
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,297,662	1,265,093

Shareholders’ equity:
Common stock	5,104	5,092
Surplus	47,651	47,147
Undivided profits	103,225	99,879
Accumulated other comprehensive income	4,808	3,951
Directors’ stock-based deferred compensation plan	(3,754)	(3,416)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	148,378	143,997

Total liabilities and shareholders’ equity	$1,446,040	$1,409,090

Common shares outstanding	4,782,185	4,769,241
Book value per common share	$31.03	$30.19
Tangible book value per common share	$23.11	$22.11

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$50,376	$3,311	$58,175	$8,124
Securities(1)	338,102	444,208	347,000	447,467
Loans and leases receivable:
Residential real estate loans(2)	325,720	331,977	319,769	331,727
Commercial loans	146,208	134,508	145,993	130,540
Commercial real estate loans	128,719	120,059	127,336	118,615
Leases, net of unearned income(2)	12,391	30,990	16,854	35,255
Indirect loans	194,717	162,439	179,188	167,649
Other consumer loans	88,522	91,087	88,608	90,596

Loans and leases receivable, net of unearned income	896,277	871,060	877,748	874,382

Total earning assets	1,284,755	1,318,579	1,282,923	1,329,973

Non-earning assets	138,176	132,081	136,870	129,827

Total assets	$1,422,931	$1,450,660	$1,419,793	$1,459,800

Interest bearing liabilities:
Interest bearing checking accounts	$155,062	$139,035	$152,660	$148,445
Savings accounts	117,732	108,969	113,275	106,527
Money market accounts	358,951	346,779	363,154	368,670
Time deposits	263,632	332,054	276,668	337,480
Borrowings	127,210	160,943	128,820	145,895
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,048,361	1,113,554	1,060,351	1,132,791

Non-interest bearing deposits	213,883	183,920	200,399	178,124
Other non-interest bearing liabilities	16,083	15,957	16,545	15,814

Total liabilities	1,278,327	1,313,431	1,277,295	1,326,729
Shareholders’ equity	144,604	137,229	142,498	133,071

Total liabilities and shareholders’ equity	$1,422,931	$1,450,660	$1,419,793	$1,459,800

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	September 30, 2012		June 30, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Obligations of U.S. government-sponsored corporations	$1,489	$1,499	$1,614	$1,636	$3,134	$3,190
Obligations of states and political subdivisions	68,900	73,959	69,067	73,692	77,541	82,299
Mortgage-backed securities(1)	257,435	264,583	256,882	263,376	279,393	285,706

Total debt securities	327,824	340,041	327,563	338,704	360,068	371,195

Stock investments:
Mutual funds	3,000	3,170	3,000	3,145	3,000	3,111

Total stock investments			3,000	3,145	3,000	3,111
Total available-for-sale	$330,824	$343,211	$330,563	$341,849	$363,068	$374,306

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	September 30, 2012		June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$327,454	36.3%	$320,899	35.9%	$316,823	36.4%
Commercial loans	147,677	16.4%	153,542	17.2%	151,420	17.4%
Commercial real estate	126,783	14.1%	129,508	14.5%	126,863	14.6%
Leases, net of unearned income	11,811	1.3%	13,563	1.5%	25,636	3.0%
Indirect loans	199,419	22.1%	188,765	21.1%	158,813	18.3%
Other consumer loans	88,739	9.8%	88,092	9.8%	89,776	10.3%

Total loans and leases	901,883	100.0%	894,369	100.0%	869,331	100.0%

Net deferred loan costs	4,500		4,083		3,390
Allowance for credit losses	(8,483)		(8,892)		(10,769)

Net loans and leases	$897,900		$889,560		$861,952

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	September 30, 2012		June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$212,437	18.9%	$203,885	18.5%	$185,736	17.1%
Interest bearing checking	159,680	14.2%	158,701	14.3%	145,885	13.5%

Total checking	372,117	33.1%	362,586	32.8%	331,621	30.6%

Savings	115,229	10.2%	116,664	10.5%	107,311	9.9%
Money market	380,623	33.8%	358,025	32.4%	330,000	30.5%
Time deposits	258,434	22.9%	269,297	24.3%	314,133	29.0%

Total deposits	$1,126,403	100.0%	$1,106,572	100.0%	$1,083,065	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	September 30, 2012		June 30, 2012		December 31, 2011
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$4,152	0.46%	$5,220	0.58%	$5,202	0.60%
60 days past due	1,812	0.20%	732	0.08%	584	0.06%
90 days past due and still accruing	—	—	—	—	—	—
Non-accrual	4,104	0.46%	6,660	0.75%	11,261	1.30%

Total	$10,068	1.12%	$12,612	1.41%	$17,047	1.96%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	September 30, 2012	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$2,302	$2,549	$3,062
Commercial loans	579	1,464	3,375
Commercial real estate	505	1,879	4,051
Leases	52	74	107
Indirect loans	220	288	293
Other consumer loans	446	406	373

Total non-accruing loans and leases	4,104	6,660	11,261
Accruing loans and leases delinquent 90 days or more	—	—	—

Total non-performing loans and leases	4,104	6,660	11,261
Other real estate and repossessed assets	985	51	485

Total non-performing assets	$5,089	$6,711	$11,746

Troubled debt restructurings not included in above	$2,704	$2,133	$1,653

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$8,892	$10,683	$10,769	$10,683

Loans and leases charged-off	(621)	(511)	(2,978)	(1,564)
Recoveries of loans and leases previously charged-off	212	372	992	1,065

Net loans and leases charged-off	(409)	(139)	(1,986)	(499)

Provision for credit losses	—	750	(300)	1,110

Allowance for credit losses, end of period	$8,483	$11,294	$8,483	$11,294

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2012	2011	2012	2011
Return on average assets	0.64%	1.01%	0.74%	0.95%
Return on average equity	6.32%	10.69%	7.34%	10.47%
Return on average tangible equity	8.57%	14.91%	10.02%	14.83%
Yield on earning assets	3.86%	4.41%	3.95%	4.44%
Cost of funds	0.77%	1.10%	0.86%	1.12%
Net interest margin (tax equivalent) (1)	3.23%	3.48%	3.24%	3.49%
Non-interest income to total income (2)	31.54%	29.47%	31.31%	29.03%
Efficiency ratio (3)	80.56%	71.45%	77.49%	70.24%
Common dividend payout ratio (4)	66.67%	40.26%	57.32%	41.36%

Net loans and leases charged-off to average loans and leases, annualized	0.18%	0.06%	0.30%	0.08%
Provision for credit losses to average loans and leases, annualized	—%	0.34%	(0.05)%	0.17%
Allowance for credit losses to total loans and leases	0.94%	1.30%	0.94%	1.30%
Allowance for credit losses to non-performing loans and leases	206.7%	92.6%	206.7%	92.6%
Non-performing loans and leases to total loans and leases	0.46%	1.40%	0.46%	1.40%
Non-performing assets to total assets	0.35%	0.90%	0.35%	0.90%

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2012			2011
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except share and per share data)
Interest income	$11,979	$12,217	$12,463	$12,942	$14,061
Interest expense	2,025	2,212	2,622	2,928	3,064

Net interest income	9,954	10,005	9,841	10,014	10,997
Provision for credit losses	—	(300)	—	800	750

Net interest income after provision for credit losses	9,954	10,305	9,841	9,214	10,247
Other non-interest income	4,584	4,524	4,476	5,062	5,919
Other non-interest expense	11,713	11,016	10,888	10,640	11,139

Income before income tax expense	2,825	3,813	3,429	3,636	5,027
Income tax expense	540	895	790	791	1,360

Net income	$2,285	$2,918	$2,639	$2,845	$3,667

Stock and related per share data
Basic earnings per common share	$0.48	$0.61	$0.55	$0.60	$0.77
Diluted earnings per common share	$0.48	$0.61	$0.55	$0.60	$0.77
Basic weighted average common shares outstanding	4,702,294	4,700,992	4,698,567	4,687,802	4,667,355
Diluted weighted average common shares outstanding	4,702,294	4,700,992	4,698,567	4,689,427	4,673,908
Cash dividends paid per common share	$0.32	$0.31	$0.31	$0.31	$0.31
Common dividend payout ratio (1)	66.67%	50.82%	56.36%	51.67%	40.26%
Common book value	$31.03	$30.69	$30.30	$30.19	$30.15
Tangible common book value (2)	$23.11	$22.73	$22.30	$22.11	$21.99

Capital Ratios
Holding Company
Tier 1 leverage ratio	9.43%	9.38%	9.26%	9.09%	8.80%
Tier 1 risk based capital	14.82%	14.74%	14.99%	14.71%	14.42%
Tier 1 risk based common capital (3)	11.98%	11.89%	12.05%	11.81%	11.52%
Total risk based capital	15.79%	15.75%	16.09%	15.97%	15.68%
Tangible common equity to tangible assets(4)	7.85%	7.85%	7.75%	7.69%	7.50%

Bank
Tier 1 leverage ratio	8.86%	8.81%	8.68%	8.50%	8.25%
Tier 1 risk based capital	13.96%	13.86%	14.10%	13.80%	13.58%
Total risk based capital	14.94%	14.89%	15.21%	15.05%	14.84%

Selected ratios
Return on average assets	0.64%	0.82%	0.74%	0.80%	1.01%
Return on average equity	6.32%	8.21%	7.51%	8.19%	10.69%
Return on average tangible common equity	8.57%	11.22%	10.33%	11.34%	14.91%
Yield on earning assets	3.86%	3.95%	4.04%	4.15%	4.41%
Cost of funds	0.77%	0.83%	0.98%	1.08%	1.10%
Net interest margin (tax equivalent) (5)	3.23%	3.26%	3.22%	3.24%	3.48%
Non-interest income to total income (6)	31.54%	31.14%	31.26%	33.58%	29.47%
Efficiency ratio (7)	80.56%	75.52%	76.05%	70.58%	71.45%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.18%	0.08%	0.66%	0.61%	0.06%
Provision for credit losses to average loans and leases, annualized	—	(0.14)%	—	0.37%	0.34%
Allowance for credit losses to total loans and leases	0.94%	0.99%	1.08%	1.24%	1.30%
Allowance for credit losses to non-performing loans and leases	206.7%	133.5%	105.0%	95.6%	92.6%
Non-performing loans and leases to total loans and leases	0.46%	0.74%	1.03%	1.30%	1.40%
Non-performing assets to total assets	0.35%	0.47%	0.65%	0.83%	0.90%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	(Dollars in thousands)
Total assets	$1,446,040	$1,422,838	$1,415,594	$1,409,090	$1,430,783
Less: Goodwill and intangible assets, net	37,873	38,094	38,317	38,538	38,760

Tangible assets (non-GAAP)	1,408,167	1,384,744	1,377,277	1,370,552	1,392,023

Total Common Equity	148,378	146,844	144,992	143,997	143,137
Less: Goodwill and intangible assets, net	37,873	38,094	38,317	38,538	38,760

Tangible Common Equity (non-GAAP)	110,505	108,750	106,675	105,459	104,377

Total Equity/Total Assets	10.26%	10.32%	10.24%	10.22%	10.00%

Tangible Common Equity/Tangible Assets (non-GAAP)	7.85%	7.85%	7.75%	7.69%	7.50%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)